UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2019

MRC GLOBAL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35479	20-5956993
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Fulbright Tower, 1301 McKinney Street, Suite 2300

Houston, Texas 77010

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (877) 294-7574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	MRC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Board of Directors (the “Board”) of MRC Global Inc. (the “Company”) has approved, and the Company has entered into the following:

•	a Second Amendment to Employment Agreement, dated October 29, 2019 (the “CEO Amendment”), with Andrew R. Lane, the Company’s President and Chief Executive Officer, and

•	a First Amendment to Employment Agreement, dated October 29, 2019 (the “GC Amendment”), with Daniel J. Churay, the Company’s Executive Vice President – Corporate Affairs, General Counsel and Corporate Secretary.

Pursuant to the CEO Amendment, the term of Mr. Lane’s employment was extended until May 16, 2023, with automatic one-year “evergreen” renewal periods thereafter unless 90 days’ written notice is given by Mr. Lane or the Company. Pursuant to the GC Amendment, the term of Mr. Churay’s employment was extended until February 18, 2021. As used in this Form 8-K, “Executive” means either of Mr. Lane or Mr. Churay, as the case may be.

In the case of Mr. Lane, if Mr. Lane serves through May 16, 2021, and in the case of Mr. Churay, if Mr. Churay serves through February 18, 2021, or if the Company terminates the employment of the applicable Executive other than for Cause, death or Disability prior to this date, or if the Executive leaves for Good Reason prior to this date, the Executive will be deemed to have satisfied any requirement that the Executive’s age plus years of service equal at least 80 for the purposes of equity awards that the Company granted to him under the Company’s 2011 Omnibus Incentive Plan, as amended (the “Incentive Plan”), prior to his departure and will be considered “retired” when he leaves the Company’s employ; and, notwithstanding the retirement provisions of the applicable award agreements, will continue to vest after he leaves the Company in any equity awards that the Company granted to him under the Incentive Plan prior to his departure pursuant to the retirement provisions of the applicable award agreements as modified by the CEO Amendment or the GC Amendment, as the case may be, and will be eligible to receive shares based on the performance formula set forth under any Performance Share Unit award that the Company granted to him prior to his departure, prorated for the length of his service during any applicable performance period. To receive the retirement benefit of continued vesting, the Executive must meet the Company’s Equity Ownership Guidelines measured as of May 16, 2021, in the case of Mr. Lane, and February 18, 2021, in the case of Mr. Churay, (unless, in each case, employment is terminated earlier) and continue to adhere to the restrictive covenants in his applicable equity award agreements, including those that require him to maintain the confidentiality of non-public, confidential or proprietary information of the Company, to refrain from competition with the Company and to refrain from the solicitation of employment of Company employees, in each case, until the award is fully vested during retirement.

The foregoing description of the CEO Amendment and the GC Amendment is qualified in its entirety by reference to the CEO Amendment and the GC Amendment, a copy of each of which is attached to, and is incorporated by reference into, this Current Report on Form 8-K.

Rhys J. Best, Chairman of the Board, has turned age 73, and pursuant to Section I(F) of the Company’s Corporate Governance Guidelines, is scheduled to retire from the Board effective as of the Company’s Annual Meeting of Stockholders expected to be held in May 2020. To provide for a smooth succession in Board leadership, the Board has waived Section I(F) of the Corporate Governance Guidelines to permit Mr. Best to stand for re-election for an additional year to serve through the Company’s 2021 Annual Meeting of Stockholders. Subject to re-election by the Company’s stockholders at the Company’s 2020 Annual Meeting of Stockholders, the Board would then reconsider Mr. Best to serve as Chairman of the Board for an additional year through the 2021 Annual Meeting of Stockholders.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

10.1*	Second Amendment to Employment Agreement, dated as of October 29, 2019, between MRC Global Inc. and Andrew R. Lane.

10.2*	First Amendment to Employment Agreement, dated as of October 29, 2019, between MRC Global Inc. and Daniel J. Churay.

104**	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed with this Current Report.
**	Furnished with this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MRC GLOBAL INC.

Date: October 29, 2019

	By:	/s/ James E. Braun
James E. Braun
Executive Vice President and Chief Financial Officer